Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-218438, No. 333-211706, No. 333-208793, No. 333-207616, No. 333-202142, No. 333-193941, No. 333-186675, No. 333-178986, No. 333-173939, No. 333-171632, No. 333-164268, No. 333-156659, No. 3333-148487, No. 333-137676) of Shutterfly, Inc. of our report dated August 9, 2017, except as to Note 12, which is as of January 19, 2018, relating to our audits of the consolidated financial statements of Lifetouch Inc. as of June 30, 2017, 2016 and 2015 and for the fiscal years then ended included in the Current Report on Form 8-K.

/s/ Boulay PLLP

Minneapolis, Minnesota

April 2, 2018